UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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GLOBAL INDUSTRIES, LTD.

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September 10, 2011
Global Industries, Ltd.
MERGER-RELATED QUESTIONS & ANSWERS
1.	Has Global been sold?

No. We have announced an agreement with Technip that will result in the merger of our company into a subsidiary of Technip. Global will be the surviving company, a subsidiary of Technip, when the merger is completed. However, there a number of contractual, legal and regulatory issues that must be finalized before the merger can be completed. For now, Global remains an independent company.

2.	When will the merger be final?

As noted, there a number of legal and financial matters that must occur before the merger will be finalized. At present, we estimate this will take 3-4 months. This timetable is not certain and closing may take somewhat longer. Some of the referenced actions require approvals from outside authorities and the timetables to do so are difficult to estimate. We will keep you advised if the timetable changes but at the moment, we believe the merger will be final late in 2011 or in early 2012.

3.	What must happen before the merger is final?

Before the merger is final, there are a number of approvals that are required from government authorities as well as financial institutions. This includes approval by the United States government regarding anti-trust matters. In addition, two-thirds of Global shareholders must vote to approve the merger before it can be finalized.

4.	Will there be any immediate changes at Global?

No. Despite signing a merger agreement, for now, it will be business as usual. Please stay focused on your day-to-day responsibilities and duties so that we can continue the progress now underway across our Company.

5.	Until the merger is final, will my job be the same? Who will be my manager?

Until the merger is final, there will be no changes in the Global organization. All management and all supervisors will be the same. Job responsibilities and reporting relationships have not been changed and you should continue to perform your work today just the same way you did it yesterday.

6.	Will anyone from Technip work with Global before the merger is final?

Day-to-day management of our Company will continue to be the responsibility of our existing managers and supervisors. Some personnel from Technip may visit with us to discuss integration of the two organizations after the merger is finalized. However, since Global continues as an independent company and we sometimes compete directly with Technip, it is important that we maintain an arms-length relationship with Technip and that their personnel not become involved in confidential or strategic discussions or business planning activities.

7.	If someone from Technip asks me any questions, what should I tell them?

If you meet someone from Technip at the office or somewhere in the community, you should be polite as you would with any other individual. However, they should not receive any special treatment or be provided access to any information about our Company’s operations, strategies or business plans. If anyone asks you for confidential information, please refer them to your department head or a member of senior management.

8.	Will there be any immediate changes in pay or benefits?

No. Global will continue as an independent Company until the merger is finalized. We will continue to provide the same salaries, benefits and other compensation as we have in the past. Nothing has changed.

9.	What about the Global 401(k) savings plan in the United States?

Global’s 401(k) savings plan is a qualified employee benefit plan under United States law. Assets in the fund are protected and company matching funds are immediately vested when they are added to an employee’s account. These funds are safe and fully protected under United States law.

10.	Is the hiring freeze still in effect?

Yes. At Global, it is business as usual. Both the hiring freeze and the salary freeze remain in effect.

11.	Will we continue to bid work? What about the projects Global is working on now?

Again, until the merger is final, Global will continue to perform work as we have in the past. This includes bidding for prospective work in the Gulf of Mexico and every other region of the world where we have operations. Similarly, all the projects we are under contract to perform will continue to proceed in accordance with the project plan. Individuals assigned to these projects should continue to perform as they have in the past. The proposed merger has not impacted our day-to-day responsibilities, schedules or customer commitments. Again, it is business as usual.

12.	Why did Global agree to the merger?

Global has been an independent offshore contractor for many years. As the industry has changed over the years, we have always made the adjustments necessary to meet requirements of our customers and to remain competitive. Recently, as our markets have shifted more and more to deepwater, we have implemented a new strategy to rationalize our existing fleet and replace it with high technology, mobile vessels which are able to work in the deepwater both safely and successfully. At the same time, we maintained the ability to perform shallow water pipeline, diving, salvage and decommissioning work. This work has become less rewarding due to high levels of competition, and a longer than expected downturn in our markets in the United States Gulf of Mexico. When approached by Technip about a possible merger, we weighed the risks of remaining independent as we transition to become a deepwater company against the certainty of joining a large, successful company that needed the assets and human resources Global could provide. Based on this review, our Board of Directors concluded that the prudent course of action was to join forces with Technip to create a stronger organization with better and more certain prospects.

13.	Why did this happen now?

Neither management nor the Board of Directors was looking to merge with anyone. However, Technip approached Global to inquire about our interest in a transaction which would result in Global merging with Technip. The timing was set by them.

14.	Why did Technip want to acquire Global?

Technip is a large and successful organization with more than $8.6B in sales in 2010. Almost half of their revenue comes in the Subsea segment which includes offshore construction services similar to those performed by Global. However, Technip does not have the capabilities, assets or people to perform the pipelay and deepwater work which Global can, especially with our new state-of the-art vessels. From Technip’s view, joining with Global in a merger would immediately provide them this capability so that they could compete more successfully. The addition of Global to Technip’s current portfolio makes them a stronger organization. Since both Technip and Global view the subsea market as attractive and poised for significant growth in the future, joining forces at this time made sense.

15.	Who is Technip?

Technip is a large project management, engineering and construction services company which is headquartered in Paris, France. In 2010, Technip had worldwide revenue of $8.6B. The organization has more than 23,000 employees and is involved in operations in forty-eight countries in every region of the world. Currently, Technip operates in three business segments: Onshore, Offshore and Subsea. Global will become part of the Subsea segment if the merger transaction is finalized.

16.	How will Global’s business be run after the merger? Will there be any changes?

Following the merger, Global’s operations, assets and employees will be integrated into the existing Technip Subsea organization. Plans for this integration have not yet been finalized. In fact, one of the tasks that Technip will launch over the next several months is development of a detailed integration plan. Participants in the integration process will include representatives from both Technip and Global to ensure that the plan is the most efficient and effective possible.

17.	Will Global employees become Technip employees?

Yes. Technip has provided assurances that they intend to transition existing Global employees into the Technip organization. Since Technip does not currently perform the work now done by Global, it makes sense they will continue to need Global employees to plan the work, operate the vessels and perform the services we now perform after the merger is completed.

18.	Will my manager change?

Again, since Technip does not perform the activities now done by Global, few changes in the organizational structure are anticipated at this time. However, some changes will likely occur as time goes on. In many cases, this is no different than now as individuals are transferred, promoted or otherwise move into new roles in the Company. Remember, both before and after a merger, companies deal with change due to any number of factors. The merger with Technip does not impact this sort of change.

19.	Will we move work locations?

Plans for possible changes in work locations or offices have not been finalized.

20.	What about pay? Will there be any change?

Technip has indicated that they will provide competitive employment to Global employees. For a period of one (1) year, a provision of the merger agreement provides that there will be no reductions in base salary, rates of pay or bonus opportunities for any Global employee. Technip’s willingness to guarantee that they would not reduce pay should provide Global employees with assurances about their intent to continue to provide a sound, positive work environment.

21.	Does Technip offer a 401(k) plan? What happens to my Global 401(k) plan?

Yes. Technip’s employees in the United States have a 401(k) plan available to them. Over time, Technip may well consider consolidating Global’s 401(k) plan with Technip’s 401(k). Any change will be announced in advance and only after a careful integration plan is finalized. Until that occurs, Global’s 401(k) plan will remain in place.

22.	What about other benefits?

Again, Technip has agreed it will provide employee benefits that are overall no less favorable than those in effect now. Over time, there will likely be a transition to the plans that Technip offers to its employees. However, the level of benefits will be protected for the first year so that, in the aggregate, there will be no reduction in the benefits provided to Global employees. Moreover, Technip has provided assurances that policies and practices now in place will continue as they were prior to the merger.

23.	Will Technip eliminate any jobs?

Technip has provided broad assurances that it has no plans to eliminate jobs at this time. However, it must be recognized that as conditions change, from time to time, reductions could be required. This is no different than has occurred periodically throughout Global’s history. At this time, we are not aware of any plans by Technip to do so.

24.	If jobs are eliminated, will we receive severance pay?

Global currently has severance pay policies in effect at all locations. As part of the merger agreement, Technip has agreed that it will, for at least one year, honor those policies and provide severance pay that is no less favorable in the event jobs are eliminated.

25.	Will we be kept aware of progress in the merger process?

We will keep you advised of any significant developments in the merger process. As noted, we believe the process will take 3-4 months or until early 2012 to become final. Should the timetable change or should there be any unexpected developments, we will advise you.

Important Additional Information Will Be Filed with the SEC
     In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). COMPANY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The proxy statement and other documents incorporated by reference in the proxy statement will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077, Attention: Secretary.
     The Company and its directors and officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s most recent definitive proxy statement, which was filed with the SEC on April 5, 2011. Certain directors and executive officers of the Company may have direct or indirect interests in the proposed transaction that may be different from those of the Company’s stockholders generally. Investors may obtain additional information regarding such interests by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.